Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES REPORTS SECOND QUARTER 2010 RESULTS

Updates guidance following two major strategic collaborations

San Diego, CA, July 28, 2010 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced its financial results for the quarter ended June 30, 2010. For the second quarter of 2010, the Company reported a net loss of $5.2 million, or $0.09 per share, compared with a net loss of $15.3 million, or $0.39 per share, for the same period in 2009. For the six months ended June 30, 2010, the Company reported a net loss of $13.8 million, or $0.27 per share, as compared to $34.9 million, or $0.90 per share per share, for the same period last year.

Revenues for the second quarter of 2010 were $4.6 million, compared to $0.7 million for the same period in 2009. Revenues for the six months ended June 30, 2010 were $5.4 million, compared with $1.5 million for the same period in 2009. The increase in revenue is due to our recently executed collaboration agreements with Abbott and Boehringer Ingelheim, for our GnRH and GPR119 programs, respectively. During the second quarter of 2010 we recognized revenue of $2.6 million from amortization of up-front license fees and $1.3 million resulting from internal and external research and development expense reimbursement under these two agreements. During each of the three and six month periods ended June 30, 2010 and 2009, we also recognized revenue of $0.7 million and $1.5 million, respectively, from amortization of up-front licensing fees under our collaboration agreement for indiplon with Dainippon Sumitomo Pharma Co. Ltd. (DSP).

Research and development expenses decreased to $7.3 million during the second quarter of 2010 compared with $10.8 million for the same period in 2009. For the six months ended June 30, 2010, research and development expenses were $14.9 million, compared to $21.7 million for the same period last year. The decrease in research and development expenses is primarily due to a restructuring program enacted in the second quarter of 2009 coupled with ongoing expense management efforts.

General and administrative expenses were $3.1 million for the second quarter of 2010 and $4.8 million during the same period last year. For the six months ended June 30, 2010, general and administrative expenses were $6.3 million, compared to $9.0 million for the first half of 2009. The decrease in general and administrative expenses is primarily due to a restructuring program enacted in the second quarter of 2009 coupled with ongoing expense management efforts.

Other income increased to $0.7 million during the second quarter of 2010 from $0.6 million of income for the second quarter of 2009. Other income increased from $0.1 million of income during the first half of 2009 to $2.3 million of income for the first half of 2010. The $2.2 million increase resulted primarily from a $1.5 million loss from an other-than-temporary impairment recognized on auction rate securities in the first quarter of 2009 and $0.6 million realized gain on the sale of auction rate securities in the first quarter of 2010.

The Company’s balance sheet on June 30, 2010 reflected total assets of $155.0 million, including cash, investments and receivables of $145.5 million compared with balances at December 31, 2009 of $70.8 million and $59.9 million, respectively. The increase in assets and cash, investments and receivables is attributable to the upfront amounts obtained under the Abbott and Boehringer Ingelheim collaboration agreements executed in June 2010.

“The signing of two significant collaboration agreements over two days in June has put the Company on sound financial footing,” said Kevin Gorman, Ph.D., President and Chief Executive Officer of Neurocrine Biosciences. “This past month has been productive, we have worked with our new partners, Abbott and Boehringer Ingelheim, on initiating these two new collaborations, while bringing the balance of our pipeline forward and making progress on our research targets.”

Financial Expectations 2010

In light of the two recent collaborative agreements signed with Abbott and Boehringer Ingelheim, the Company is providing the following update of financial expectations for 2010.

The Company expects total revenues for the second half of 2010 to be approximately $27 million increasing estimated total revenues for 2010 to approximately $32 million. This increase in expected 2010 revenues is related to amortization of up-front licensing fees, reimbursement of external development expenses and sponsored research and development under the two collaborations. Neurocrine expects total expenses for 2010 to be approximately $43 to $46 million, in line with previous estimates. The Company expects the net loss for 2010 to approximate $8 to $11 million and expects to end the year with approximately $130 million in cash, investments and receivables.

Pipeline Highlights

Elagolix Update

The blinded treatment portion of the Daisy PETAL Study (0901) has been completed and all primary and secondary efficacy endpoints were met. The four month open label extension portion of the trial is proceeding well, with the last subject expected to complete treatment in September 2010.

Neurocrine is in the process of working with Abbott to compile the necessary information to file the end of Phase II meeting requests with the FDA this quarter.

Urocortin 2 Update

The Christchurch Cardioendocrine Research Group at University of Otago, Christchurch School of Medicine and Health Sciences, New Zealand, in collaboration with the Company, is enrolling patients with Acute Decompensated Heart Failure in the study of Urocortin 2.

Additionally, Urocortin 2 studies are to be conducted by the Centre for Cardiovascular Sciences at The University of Edinburgh through a British Heart Foundation grant. Nine studies will be conducted in both healthy volunteers and patients with stable congestive heart failure to determine the impact of Urocortin 2 infusions on biomarkers of cardiovascular function and dysfunction. The Edinburgh studies are anticipated to begin in 2010.

VMAT2 Update

The VMAT2 development program is currently in the midst of a Phase I repeated dose study in healthy male volunteers. Positive results from this trial will enable Neurocrine to initiate a Phase II proof-of-concept study in patients with tardive dyskinesia in late 2010.

Corticotropin Releasing Factor (CRF1) Receptor Antagonists Update

The CRF1 collaboration between Neurocrine and GlaxoSmithKline (GSK) has identified multiple unique high affinity and selective antagonists for the CRF1 receptor that are currently in clinical development for mood disorders.

GSK has completed the treatment portion of a multicenter randomized, double-blind, placebo-controlled trial designed to assess the safety and efficacy of 561679 in approximately 150 subjects with Major Depressive Disorder over six weeks of treatment. Top-line results will be available later in 2010.

Additionally, Emory University of Atlanta and Mt. Sinai Medical Center in New York, in conjunction with GSK, have recently initiated a second Phase II clinical trial evaluating 561679 in women with post-traumatic stress disorder. This study is a randomized, double-blind, placebo-controlled trial which is expected to enroll approximately 150 patients for a six-week treatment period and is expected to take several years to complete.

G Protein-coupled Receptor 119 (GPR119) Agonists update

Neurocrine and Boehringer Ingelheim have initiated the collaborative research efforts to develop and commercialize GPR119 agonists for Type II diabetes and other indications.

Conference Call and Webcast Thursday, July 29, 2010 at 8:30 a.m. ET

Neurocrine will hold a live conference call and webcast tomorrow morning, Thursday, July 29, 2010 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). Participants can access the live conference call by dialing 1-800-894-5910 (US) or 785-424-1052 (International) using the conference passcode 7NBIX. The call can also be accessed via the webcast through the Company’s website at http://www.neurocrine.com

If you are unable to attend the webcast and would like further information on this announcement please contact the Investor Relations Department at Neurocrine Biosciences at (858) 617-7600. A replay of the conference call will be available approximately one hour after the conclusion of the call by dialing 1-800-753-5207 (US) or 402-220-2156 (International) using the passcode 7NBIX. The call will be archived for two weeks.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome, insomnia, and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program, R & D pipeline and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to Phase III clinical trials; and risks associated with the Company’s dependence on corporate collaborators for Phase III development, commercial manufacturing and marketing and sales activities. In addition, the Company faces risks and uncertainties with respect to the Company’s R & D pipeline including risk that the Company’s clinical candidates will not be found to be safe and effective; risk that the Company’s urocortin 2 and VMAT2 clinical candidates will not proceed to later stage clinical trials; risk that the CRF1 receptor antagonists being developed in collaboration with GSK will not proceed to later stage clinical trials; risk that the GPR119 program will not provide any pre-clinical candidates for further development and risk that the Company’s research programs will not identify pre-clinical candidates for further development. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended March 31, 2010. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

NEUROCRINE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except loss per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Sponsored research and development	$1,286	$3	$1,309	$20
License fees and milestones	3,357	730	4,087	1,460

Total revenues	4,643	733	5,396	1,480

Operating expenses:
Research and development	7,283	10,808	14,859	21,656
General and administrative	3,116	4,827	6,315	9,022
Cease use expense	134	941	281	5,769

Total operating expenses	10,533	16,576	21,455	36,447

Loss from operations	(5,890)	(15,843)	(16,059)	(34,967)

Other income and (expense):
Interest income and other income (expense)	(30)	(152)	673	(1,529)
Gain on disposal of assets	768	715	1,598	1,551

Total other income (expense) net	738	563	2,271	22

Net loss	$(5,152)	$(15,280)	$(13,788)	$(34,945)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.39)	$(0.27)	$(0.90)

Shares used in the calculation of net loss per common share:
Basic and diluted	54,836	39,046	50,750	38,858

NEUROCRINE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
Current assets:
Cash and investments	$131,388	$53,464
Accounts receivable	11,280	—
Other current assets	1,093	1,923

Total current assets	143,761	55,387

Property and equipment, net	2,085	2,695
Long-term investments	2,869	6,411
Restricted cash	6,329	6,325

Total assets	$155,044	$70,818

Current liabilities	$52,123	$19,961
Long-term liabilities	90,509	46,903
Stockholders’ equity	12,412	3,954

Total liabilities and stockholders’ equity	$155,044	$70,818